                                                                  EXHIBIT 22.1



                             AMERICAN BANCORP, INC.


                       PROXY STATEMENT FOR ANNUAL MEETING
                            TO BE HELD APRIL 8, 1998


                                     GENERAL


   The accompanying proxy is solicited by and on behalf of the Board of Directors of American Bancorp, Inc. (the Corporation), for use at the annual meeting of shareholders to be held April 8, 1998, at the time and place set forth in the accompanying Notice of Meeting. The principal executive offices of the Corporation and its wholly-owned subsidiary, American Bank & Trust Company (the Bank), are located at 328 East Landry Street, Opelousas, Louisiana 70570. The date on which this Proxy Statement and the enclosed form of proxy were first sent to shareholders is approximately March 25, 1998.

   Only shareholders of record at the close of business on February 13, 1998, are entitled to notice of and to vote at the meeting. On that date, the Corporation had outstanding 119,281 shares of common stock, each of which is entitled to one vote on all matters presented to the shareholders at the meeting. To the knowledge of the Corporation, all persons beneficially owning more than five percent (5%) of its outstanding voting securities are listed in the section entitled "Shareholders Owning 5% or More of Outstanding Shares" on page 4 of this Proxy Statement.

   The shares represented by any proxy in the enclosed form, if it is properly executed and received at or prior to the meeting, will be voted in accordance with the specifications made thereon. Proxies received on which no specification is made will be voted for election as directors of the five nominees named herein and in favor of the remaining proposal as set forth on the enclosed proxy. Proxies are revocable by written notice to the Secretary of the Board of Directors, Ronald J. Lashute, at any time prior to their exercise or by submitting a later dated proxy at or before the annual meeting. Written revocations of proxy may be presented in person or mailed to: Ronald J. Lashute, Executive Vice-President and Chief Executive Officer, American Bank & Trust Company, P. O. Box 1579, Opelousas, Louisiana 70571-1579. Proxies will be deemed revoked by attendance and voting at the annual meeting.

   All expenses of preparing, printing, and mailing the proxy and any other materials and all expenses incurred in solicitation will be borne by the Corporation. Proxies also may be solicited in person or by telephone or telegraph by directors, officers, and other employees of the Corporation or the Bank, none of whom will receive additional compensation for such services, but who may be reimbursed for any actual expenses incurred, which expenses are estimated not to exceed the aggregate sum of $2,000. The Corporation also may request brokerage houses, custodians, and nominees, if any such persons are listed as record owners of the Corporation's common stock, to forward these materials to the beneficial owners of the stock held of record by them and pay the reasonable expenses of such persons for forwarding the material.

                        SECURITY OWNERSHIP OF MANAGEMENT

   The five members of the Board of Directors of the Corporation and the two executive officers of the Corporation (both of whom also serve on the Board of Directors), as a group own, directly or indirectly, 50,152 (42%) shares of the common stock of the Corporation. See "Election of Directors" for the stock ownership of individual directors.



                              ELECTION OF DIRECTORS

   The Articles of Incorporation of the Corporation provide that the number of directors will be designated in the Bylaws, or if not so designated, will be the number elected from time to time by the shareholders. The Bylaws provide for a board of five directors.

   The information below lists each nominee for director of the Corporation, each of whom currently serves as a director, setting forth his address, age, principal occupation or employment, and amount and percentage of beneficial ownership of common stock of the Corporation as of February 13, 1998. Each person listed below has been named as a nominee for election as director at the meeting to which this Proxy Statement relates. Directors are elected to hold office until the next annual meeting of shareholders unless they sooner become disqualified, or until such time as their successors are elected and have qualified. Unless otherwise indicated, all nominees have been with the same organization in essentially the same position as listed below for the past five years, and the nominees beneficially own, with sole voting and investment power, the shares listed below. The nominees, except Ronald J. Lashute, are also members of the Board of Directors of the Corporation's subsidiary, American Bank & Trust Company. The year listed under the heading "First Elected Director" indicates the year in which the nominee or director was first elected as a director of the Bank prior to formation of the Corporation or the year in which the nominee or director was first elected as a director of the Corporation. Those persons listed on the table below, except Ronald J. Lashute, first became directors of the Corporation on June 30, 1982. Ronald J. Lashute has been an executive officer of the Corporation and the Bank since 1990. See "Executive Officers."

   None of the directors of the Corporation holds a directorship in any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of that Act or in any company registered as an investment company under the Investment Company Act of 1940.


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


                                                                                                  SHARES
                                                                                               BENEFICIALLY
                                                                              FIRST             OWNED AS OF
                                               PRINCIPAL OCCUPATION           ELECTED          FEBRUARY 13, 1998
NAME AND ADDRESS                   AGE           OR EMPLOYMENT                DIRECTOR      NUMBER      PERCENTAGE
---------------------------------------------------------------------------------------------------------------------------
Joseph J. Artall                   91     Farmer                               1958          4,620           3.9%
P. O. Box 486
Melville, LA  71353

Walter J. Champagne, Jr.           77     Retired; Farming interest;           1958          2,045           1.7%
P. O. Box 8                                 and Vice-Pres./Bank
Port Barre, LA  70577

J.C. Diesi (1,3)                   77     Diesi Pontiac-Cadillac-              1958         11,800           9.9%
148 W. Smiley Street                        Buick, Inc., (Automobile
Opelousas, LA  70570                        Dealer & Service)

Salvador L. Diesi, Sr.             67     Chairman of the Board and            1973         15,259          12.8%
  (1,2,3,4)                                 President, American
1355 Dietlein Blvd.                         Bancorp, Inc. and
Opelousas, LA 70570                         American Bank & Trust
                                            Company; Wholesale Beer
                                            Distributor, Premium
                                            Brands, Inc.; Gas Station,
                                            Convenience Store, and
                                            Video Poker; Little
                                            Capitol of Louisiana,
                                            Inc.; Commercial real
                                            estate, farming interest;
                                            and Attorney at Law

Ronald J. Lashute                  48     Executive Vice-President             1994         16,428          13.8%
  (2,3,5)                                   and Chief Executive
2057 Jasmine Drive                          Officer of the Bank and
Opelousas, LA  70570                        Secretary, Treasurer of
                                            the Corporation
                                                                                             ------       ------
Total for directors (five persons)                                                           50,152           42%
                                                                                             ======       ======


(1) J.C. Diesi is Salvador L. Diesi's uncle.
(2) Executive Officer of the Corporation who participates in major policy making functions.
(3) Ronald J. Lashute is a cousin of Salvador L. Diesi, Sr. and a nephew of J.C. Diesi.
(4) Of the 15,259  shares held by Salvador L. Diesi,  Sr.,  9,977 shares
    (8.4%) are held by a Corporation of which Mr. Diesi owns 51%.
(5) Of the 16,428 shares held by Ronald J. Lashute, 16,000 shares (13.4% of the Corporation's outstanding common stock) are owned by The Diesi Family Trust. Mr. Ronald J. Lashute is the trustee of The Diesi Family Trust and has sole voting authority with respect to the shares of the Corporation's common stock held by the said trust. See "Shareholder's Owning 5% or More of Outstanding Shares." Mr. Lashute became the trustee of The Diesi Family Trust on September 9, 1997 to replace the former trustee, Mr. Salvador Diesi. In connection with becoming the trustee of the Trust, Mr. Lashute filed with the Federal Reserve Bank in Atlanta a notice of change in bank control.

   If elected by the shareholders to serve as the Corporation's Board of Directors, the nominees listed above plan to direct the Chairman of the Board of the Corporation, as the sole shareholder of the Bank, to vote the stock of the Bank owned by the Corporation in favor of the following persons to serve as the Board of Directors of the Bank: Joseph J. Artall, Walter J. Champagne, Jr., J.
C. Diesi, Salvador L. Diesi, Charles Jagneaux, Alvin Haynes, II, Sylvia Sibille and Attaway Darbonne. Each of these persons has served on the Board of Directors of the Bank for the past year.


              SHAREHOLDERS OWNING 5% OR MORE OF OUTSTANDING SHARES

   The following table sets forth as of February 13, 1998, information concerning the beneficial ownership of voting stock of American Bancorp, Inc., by persons who are known to the Corporation to be beneficial owners of 5% or more of the Corporation's outstanding shares of voting common stock:

                                                                                                              PERCENTAGE
                                                                       AMOUNT AND                              OF CLASS
                                NAME AND ADDRESS OF               NATURE OF BENEFICIAL                         OF SHARES
TITLE OF CLASS                   BENEFICIAL OWNER                      OWNERSHIP                                OWNED
---------------------------------------------------------------------------------------------------------------------------
Common stock                       Salvador L. Diesi, Sr.             15,259 shares                            12.8%
                                   1355 Dietlein Blvd.            Direct and Indirect (1)
                                   Opelousas, LA 70570

Common stock                       J.C. Diesi                         11,800 shares                             9.9%
                                   148 W. Smiley St.                    Direct
                                   Opelousas, LA 70570

Common stock                       Ronald J. Lashute                  16,428 shares                            13.8%
                                   2057 Jasmine Drive            Direct and Indirect (2)
                                   Opelousas, LA 70570

Common stock                       Bobby Dupre                        6,022 shares                              5.0%
                                   444 King Street               Direct and Indirect (3)
                                   Opelousas, LA 70570

(1) Mr. Salvador L. Diesi, Sr. directly owns 5,282 shares or 4.4% of the outstanding shares of the Corporation. In addition, he owns 9,977 shares, which is equal to 8.4% of the outstanding shares of the Corporation, indirectly, through his associations with his business.

(2) Mr. Ronald J. Lashute directly owns 428 shares or .4% of the outstanding shares of the Corporation. Mr. Lashute is the trustee of The Diesi Family Trust. The Trust owns 16,000 shares or 13.4% of the outstanding shares of the Corporation. The Trust is for the benefit of the grandchildren of Frank (a former director of the Corporation) and Marie Diesi.

(3) Mr. Bobby Dupre directly owns 2,164 shares or 1.8% of the outstanding shares of the Corporation. In addition, he owns 3,858 or 3.2% of the outstanding shares of the Corporation indirectly, through his associations with his businesses.

                          BOARD MEETINGS AND COMMITTEES

   During 1997, the Board of Directors of the Corporation held a total of four regular and special meetings. Each director attended seventy-five percent or more of the aggregate number of meetings of the Board of Directors of the Corporation and committees of the Board of Directors of the Corporation on which he served. During 1997, the Board of Directors of the Bank held a total of twelve regular and special meetings. Each director of the Bank attended seventy-five percent or more of the aggregate number of meetings of the Board of Directors of the Bank and committees of the Board of Directors of the Bank on which he served.

   The Board of Directors of the Corporation has no audit, nominating or compensation committees or committees performing similar functions.

   The Board of Directors of the Bank has established the following committees:

   The Loan Discount Committee reviews and approves all large loans. This committee met five (5) times in 1997 and is composed of Salvador L. Diesi, Sr., Chairman, J.C. Diesi, Charles Jagneaux, Alvin Haynes, II, Walter J. Champagne, Jr. and Attaway Darbonne.

   The Audit Committee, composed of Walter J. Champagne, Jr., Chairman, Sylvia Sibille and Joseph J. Artall, met one (1) time in 1997. The duties of the Audit Committee include, but are not limited to the following:

 1. Review the Bond Portfolio, Time and Savings Deposits, Demand Deposits and Loan Portfolio.

 2. Analyze the Statement of Condition and the Statement of Income and Expenses.

 3. Review the audit report of the external auditors, F.D.I.C. and State Examiners Reports.

 4. Review the Bank's insurance policies including the Blanket Bond and Liability Policy.

 5. Report results of its review to the Board of Directors.

                              EXECUTIVE OFFICERS

   The Executive Officers of the Corporation are as follows:

        NAME                   AGE                          POSITION CURRENTLY HELD
--------------------------------------------------------------------------------------------------------
Salvador L. Diesi, Sr.         67                  Chairman of the Board of the  Corporation and
                                                    the Bank since April 14, 1993 and
                                                    President of the Corporation and the Bank
                                                    since April 13, 1983.

Ronald J. Lashute              48                  Secretary/Treasurer of the Corporation and
                                                    Executive Vice-President and Chief
                                                    Executive Officer of the Bank since
                                                    March 1990; Director of the Corporation
                                                    since December 1994.

   Executive Officers are chosen by the Board of Directors to hold office at the pleasure of the Board. Mr. Salvador L. Diesi, Sr. has been an officer of the Corporation and the Bank for more than five years. Mr. Ronald Lashute has been on the staff of the Corporation and, prior to its formation, the Bank for 24 years.

   The family relationships among the executive officers of the Corporation are indicated in the list of directors. See "Election of Directors."



                       COMPENSATION AND OTHER TRANSACTIONS

DIRECTORS FEES

   Directors of the Corporation receive no compensation for their services. In 1997, each director of the Bank received a board fee of $500 per month for the months of January through March, and $600 per month for the months of April through December. In addition, each director of the Bank received a cash bonus of $3,000 in 1997. Directors serving on the Bank's Loan Discount Committee received $50 per meeting attended in January and February and $150 per month March through December 1997. The Bank's Audit Committee met once in 1997. The Chairman of the Audit Committee received $300 for attending that meeting. Other members of the Audit Committee received $150 for attending that meeting. The Chairman of the Audit Committee also received $200 for attending the 1996 meeting and the other members received $100 for attending the 1996 meeting.

COMPENSATION

   The following table sets forth all compensation paid, distributed or accrued for the account of the persons listed below for the fiscal year ended December 31, 1997 by the Bank to the Executive Officers of the Corporation and the Bank.

                           SUMMARY COMPENSATION TABLE



        ANNUAL COMPENSATION
NAME AND                       SALARY AND
PRINCIPAL                       DIRECTOR       BONUS          OTHER ANNUAL            ALL OTHER
POSITION              YEAR       FEES($)       ($)(1)       COMPENSATION($)(2)     COMPENSATION($)
--------------------------------------------------------------------------------------------------------------------
Salvador L. Diesi,  1997       36,268 (4)       3,100              -                      337   (3)
  Sr., Chairman of  1996       33,922 (5)       3,100              -                      337   (3)
  the Board and     1995       32,590 (5)       3,100              -                      276   (3)
  President of the
  Corporation and
  the Bank

Ronald J. Lashute   1997       79,574 (6)       6,142              -                   8,687  (9)
 Executive Vice-    1996       73,248 (7)       5,933              -                   8,145 (10)
  President and     1995       71,615 (8)       5,683              -                   2,639 (11)
  Chief Executive
  Officer of the
  Bank and Secre-
  tary/Treasurer
  of the Corporation


(1) The Bank had a cash bonus plan in 1997, 1996, and 1995, whereby a bonus was declared by the Board of Directors. The total amount of the Bonus paid to all eligible employees of the Bank was $49,950, $49,471 and $50,364, respectively, for those years. In addition, cash bonuses of $3,000 in 1997, 1996 and 1995 were paid to each director of the Bank. Cash bonuses paid to the Executive Officers of the Bank are noted in the table above.

(2) No amounts for perquisites and other personal benefits, such as company automobiles, which may accrue to the named executive officers and which, in the opinion of management, are job related and appropriate in connection with the conduct of the Corporation's and the Bank's affairs, are shown. The aggregate amount of such compensation does not exceed 10% of the total of annual salary and bonus reported for the named executive officer.

(3)  These figures represent term life insurance premiums paid by the Bank.

(4) This amount includes $818 that was contributed by the Bank for the account of Mr. Diesi in accordance with the terms of a 401(k) Plan established by the Bank for the benefit of its employees in January 1993 (the 401(k) Plan).

(5) This amount includes $540 that was contributed by the Bank for the account of Mr. Diesi in accordance with the terms of the 401(k) Plan.

(6) This amount includes $2,168 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) Plan.

(7) This amount includes $1,436 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) Plan.

(8) This amount includes $1,303 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) Plan.

(9) This amount includes $8,125 of deferred compensation accrued under a supplemental executive retirement plan established by the Bank on September 1, 1995. This amount also includes $562 in term life insurance premiums paid by the Bank.

(10) This amount includes $7,593 of deferred compensation accrued under a supplemental executive retirement plan and $552 in term life insurance premiums paid by the Bank.

(11) This amount includes $2,363 of deferred compensation accrued under a supplemental executive retirement plan and $276 in term life insurance premiums paid by the Bank.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and beneficial owners of more than 10% of the outstanding shares of the Corporation to file with the Securities and Exchange Commission (the SEC) certain reports describing their stock ownership and changes in their stock ownership. They must also furnish the Corporation with copies of these forms. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Corporation believes that filing requirements under Section 16(a) were met on a timely basis, except that Mr. Salvador L. Diesi, Sr. filed one Form 4 late following his resignation as trustee of the Diesi Family Trust.


LEGAL PROCEEDINGS

    No director, officer or affiliate of the Corporation, or owner of more than five (5%) of the outstanding shares of the Corporation, is a party adverse to the Corporation or its subsidiary in any currently pending legal proceeding, nor does any such party have a material interest adverse to the Corporation or the Bank in any currently pending legal proceeding.


OTHER TRANSACTIONS

    The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal stockholders of the Corporation and of the Bank and their associates, affiliates or members of their immediate families. The transactions have been and will continue to be made on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features.

    In addition, the Bank has had other transactions, as indicated below, with certain directors of the Bank. Such transactions were made in the ordinary course of business and were on terms competitive with those existing in the community at the time made.

    The Bank is obligated under a lease for the South Branch location with Little Capitol of Louisiana, Inc., which corporation is owned by Salvador L. Diesi, Sr. and a trust set up by Frank (a former director of the Bank) and Marie Diesi for the benefit of their grandchildren. For the year ended December 31, 1997, the Bank paid Little Capitol of Louisiana, Inc. $19,558 under the terms of the lease. The initial lease expired on May 31, 1997, but was renewed through May 31, 2002.

    During 1997, the Bank had its vehicles repaired at Diesi
Pontiac-Cadillac-Buick, Inc. and paid an aggregate amount of $2,380 for such repairs. Also in 1997, the Bank purchased a car for $27,513 from Diesi Pontiac-Cadillac-Buick, Inc. Mr. J.C. Diesi, a Director of the Corporation, is an owner of the car dealership.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Broussard, Poche', Lewis & Breaux has served as the Corporation's independent Certified Public Accountants for the fiscal years ending December 31, 1986 to 1997. At the 1998 Annual Shareholders Meeting, the following resolution will be subject to ratification by a simple majority vote of shares represented at the meeting:

    RESOLVED, That the selection of Broussard, Poche', Lewis & Breaux, as the independent Certified Public Accountants of American Bancorp, Inc. and its sole subsidiary, American Bank and Trust Company, for the fiscal year ending December 31, 1998, is hereby ratified.

    If ratification is not achieved, the selection of an independent Certified Public Accountant will be reconsidered and made by the Board of Directors. Even if selection is ratified, the Board of Directors reserves the right, and in its discretion, may direct the appointment of any other independent Certified Public Accounting firm at any time if the Board decides that such a change would be in the best interests of the Corporation and its shareholders.

    A representative of Broussard, Poche', Lewis & Breaux is expected to attend the Annual Shareholder's Meeting with the opportunity to make a statement, if desired, and is expected to be available to respond to shareholder's inquiries.


                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Shareholders who desire to present a proposal for inclusion in the proxy material relating to the 1999 annual meeting of shareholders of American Bancorp, Inc. must forward such proposals to Ronald Lashute at the address listed on the first page of this Proxy Statement in time to arrive at the Corporation prior to November 25, 1998.

                                  OTHER MATTERS

Quorum and Voting of Proxies

    The presence, in person or by proxy, of a majority of the outstanding shares of common stock of the Corporation is necessary to constitute a quorum. If a quorum is present, the vote of a majority of the shares present or represented by proxy will decide all questions properly brought before the meeting, except that directors will be elected by plurality vote. A shareholder's abstention or refusal to vote on a particular matter will not affect the presence of a quorum or reduce the voting power present. (In effect, therefore, an abstention is counted as a vote against a matter.) A non-vote (including broker non-votes) will have no affect on the items to be addressed at the meeting.

    All proxies received in the form enclosed will be voted as specified, and, in the absence of instruction to the contrary, will be voted FOR the election of the nominees named above, and FOR the ratification of independent Certified Public Accountants.

    The Corporation does not know of any matters to be presented at the annual meeting other than those mentioned above. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named on the enclosed proxy to vote the shares represented by them in accordance with their best judgment, unless authority to do so is withheld.


ADDITIONAL CORPORATE INFORMATION

    ANY SHAREHOLDER MAY, BY WRITTEN REQUEST, OBTAIN WITHOUT CHARGE AN ADDITIONAL COPY OF THE CORPORATION'S 1997 ANNUAL REPORT OR A COPY OF THE CORPORATION'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO RONALD LASHUTE, EXECUTIVE VICE-PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMERICAN BANK AND TRUST COMPANY, P. O. BOX 1579, OPELOUSAS, LOUISIANA 70571-1579.